Exhibit 10.2

Dear Taylor,

As part of your offer to join Jack in the Box Inc. (hereafter “JIB” or the “Company”), you are eligible to receive a one-time discretionary signing bonus of $220,000 (the “Signing Bonus”), subject to the following terms and conditions:
If you choose to accept the Company’s offer and you begin employment with the Company, JIB will pay you the Signing Bonus in a lump sum payment, less applicable withholdings, on or by November 1, 2026 in advance of being earned. By signing this letter, you acknowledge that the Signing Bonus is discretionary and not tied to any specific job performance metrics. It will only be considered earned based on remaining continuously employed at the Company through 10/01/2027 (the “Retention Date”, with the period of time between your employment start date and the Retention Date, the “Retention Period”).
You agree that if (i) you voluntarily resign your employment with the Company for any reason prior to the Retention Date, or (i) the Company terminates your employment for misconduct (as defined by applicable law) prior to the Retention Date, then you will be required to repay a prorated portion of the Signing Bonus calculated on an after-tax basis based on the number of days of the Retention Period that remain as of your termination date (the “Repayment Obligation”). No interest will accrue on the Repayment Obligation. Such repayment must be made to the Company in cash or cash equivalents (such as check or wire transfer) within thirty (30) days of your last day of employment with the Company.
For the avoidance of doubt, you will not be required to make the Repayment Obligation if your employment at JIB ends due to layoff, involuntary termination by the Company for reasons other than misconduct, or your death or disability.
You may elect to defer the Signing Bonus payment until the end of the Retention Period. In such case, the Repayment Obligation will not apply. Please email me within five (5) business days stating your choice if you would prefer to receive the Signing Bonus only after the Retention Period, in which case it will not be paid on the timing set forth above.
This letter agreement relating to the Signing Bonus is a separate document and is not part of, nor incorporated into, your offer letter. Before signing, you have the right to consult with legal counsel and five (5) business days to review this agreement prior to signature.
This agreement is governed by California law. If any provision is found invalid or unenforceable, the remaining provisions will continue to apply. To indicate your acceptance of this Signing Bonus offer, please sign and date this letter in the space provided below. This letter agreement constitute the entire agreement with respect to the subject matter hereof and supersedes in their entirety all prior representations, promises, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) with respect to the subject matter of this agreement. This agreement does not alter your status as an at-will employee of the Company, which means that either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without notice, including, but not limited to, before the conclusion of the Retention Period.

Exhibit 10.2

By signing below, you acknowledge that you have read, understood, and agree to the terms of this letter agreement, including the repayment obligation outlined above in the event of voluntary separation or termination for misconduct.

Sincerely,

Steve Piano
SVP, Chief People Officer

Acknowledged and agreed to by:

/s/ Taylor Montgomery        8/18/26
___________________________________
Taylor Montgomery            Date